Exhibit (a) (1) (F)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Buckeye Technologies Inc.

at

$37.50 Net Per Share

by

GP Cellulose Group LLC

an indirect wholly-owned subsidiary of

Georgia-Pacific LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON TUESDAY, JUNE 4, 2013, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	May 7, 2013

Enclosed for your consideration is an Offer to Purchase dated May 7, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal for Shares (which, together with the Offer to Purchase and the Letter of Transmittal for Employee Restricted Shares and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by GP Cellulose Group LLC, a Delaware limited liability company (the “Purchaser”) and wholly-owned subsidiary of Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Buckeye Technologies Inc., a Delaware corporation (“Buckeye”), at a purchase price of $37.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Shareholders from the Chief Executive Officer of Buckeye accompanied by Buckeye’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL FOR SHARES IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $37.50 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific, the Purchaser and Buckeye under which, following the completion of the Offer and the satisfaction or waiver of certain conditions to the Merger (as defined below), the Purchaser will be merged with and into Buckeye, with Buckeye surviving the merger as an indirect wholly-owned subsidiary of Georgia-Pacific (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by (i) Georgia-Pacific or its subsidiaries, including the Purchaser, (ii) Buckeye or its subsidiaries or (iii) Buckeye shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes as required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase.

4.	The board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option (as defined in the Offer to Purchase) and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 4, 2013 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully-diluted basis (the “Minimum Condition”). Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting the Shares tendered via guaranteed delivery procedures unless American Stock Transfer & Trust Company, LLC, the depositary for the Offer, has received all required items on account of such Shares at or prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated and (ii) the receipt of other required governmental approvals or consents. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.

Tendering shareholders will not be obligated to pay brokerage fees or commissions to the depositary or MacKenzie Partners, Inc., which is acting as the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal for Shares, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 9 of the Letter of Transmittal for Shares.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of (i) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal for Shares (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal for Shares), and (iii) any other documents required by the Letter of Transmittal for Shares. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Buckeye Technologies Inc.

by

GP Cellulose Group LLC

an indirect wholly-owned subsidiary of

Georgia-Pacific LLC

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated May 7, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal for Shares relating to shares of common stock, par value $0.01 per share (the “Shares”), of Buckeye Technologies Inc., a Delaware corporation (“Buckeye”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal for Shares.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.